Exhibit 8.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074

TEL	804• 788• 8200
FAX	804• 788• 8218

March 21, 2012

NorthStar Realty Finance Corp.
399 Park Avenue, 18th Floor
New York, New York  10022

NorthStar Realty Finance Corp.
Qualification as
Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as special tax counsel to NorthStar Realty Finance Corp., a Maryland corporation (the “Company”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission on the date hereof, with respect to the offer and sale of shares of common stock, par value $0.01 per share, of the Company (the “Common Shares”), shares of preferred stock, par value $0.01 per share, of the Company (the “Preferred Shares”), depositary shares representing preferred stock (“Depositary Shares”), debt securities of the Company (“Debt Securities”), warrants entitling the holders to purchase Common Shares, Preferred Shares, Depositary Shares, or Debt Securities, and units comprising one or more of the preceding securities of the Company to be offered from time-to-time, having an aggregate public offering price not to exceed $1,000,000,000.  You have requested our opinion regarding certain U.S. federal income tax matters.

In giving this opinion letter, we have examined the following:

1.   the Company’s Articles of Amendment and Restatement;

2.   the Articles of Incorporation of NRFC Sub-REIT Corp., a Maryland corporation (the “Private REIT”);

3.   the Agreement of Limited Partnership of NorthStar Realty Finance Limited Partnership, a Delaware limited partnership (the “Operating Partnership”);

4.   the Registration Statement and the prospectus filed as a part of the Registration Statement (the “Prospectus”);

5.   the taxable REIT subsidiary (“TRS”) elections for N-Star Real Estate CDO I, Ltd., NS Servicing LLC (revoked effective as of April 1, 2011), 490 Post TRS, LLC, Seawall 2006-4A, Ltd., Abacus 2006-NS2, Ltd., MC Funding Ltd., NRFC Montevina Holding Corp., NRF-MC Management Holding Corp., NRF-Reindeer Ltd., NRFC Luxembourg Holdings I S.a.r.l., CIT CLO I, Ltd., MC Funding 2007-1, Ltd., MC Funding USTRS LLC, NorthStar Real Estate Securities Opportunity Fund GP, Ltd., Westchester CLO, Ltd.,  MC Funding USTRS II, LLC, MC Funding 2007-2 Ltd., Monroe Capital Funding II, Ltd., N-Star Real Estate CDO VII, Ltd., G/NRF Holdings Ltd., Midwest Care Holdco TRS I LLC, NorthStar Landco LLC, N-Star Real Estate CDO II, Ltd., N-Star Real Estate CDO V, Ltd., N-Star Real Estate CDO IX, Ltd., NRF Capital Markets LLC, NRFC HRH Holdings LLC, NS Servicing II LLC and NS Real Estate Income Trust Advisors Holding LLC (collectively, the “NRF TRSs”); and

6.   such other documents as we have deemed necessary or appropriate for purposes of this opinion.

    In connection with the opinions rendered below, we have assumed, with your consent, that:

1.           each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.           during their taxable years ending December 31, 2012, and future taxable years, the Company and the Private REIT will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company and the Private REIT (the “Officer’s Certificate”), true for such years;

3.           the Company will not make any amendments to its organizational documents or the organizational documents of the Operating Partnership, the Private REIT, or the NRF TRSs after the date of this opinion that would affect its qualification as a REIT for any taxable year; and

4.           no action will be taken by the Company, the Operating Partnership, the Private REIT, or the NRF TRSs after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

   In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificate.  No facts have come to our attention that would cause us to question the accuracy and completeness of such factual representations in a material way.

   Based solely on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificate, and the discussion in the Prospectus under the caption “Federal Income Tax Consequences of Our Status as a REIT” and (which is incorporated herein by reference), and without further investigation, we are of the opinion that:

(a)           each of the Company and the Private REIT qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), for their taxable years ended December 31, 2008 through December 31, 2011, and the Company’s and the Private REIT’s organization and current and proposed methods of operation will enable each of them to continue to qualify as a REIT for their taxable years ending December 31, 2012, and in the future; and

(b)           the descriptions of the law and the legal conclusions contained in the Prospectus under the caption “Federal Income Tax Consequences of Our Status as a REIT” are correct in all material respects.

   We will not review on a continuing basis the Company’s or the Private REIT’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate.  Accordingly, no assurance can be given that the actual results of the Company’s or the Private REIT’s operations for their 2012 and subsequent taxable years will satisfy the requirements for qualification and taxation as a REIT.  Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or the Officer’s Certificate.

   The foregoing opinions are based on current provisions of the Code, the Treasury regulations (the “Regulations”), published administrative interpretations thereof, and published court decisions.  The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification.  No assurance can be given that the law will not change in a way that will prevent the Company or the Private REIT from qualifying as REITs.

   The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality.  We undertake no obligation to update the opinions expressed herein after the date of this letter.  This opinion letter speaks only as of the date hereof.  Except as described in the next paragraph,  this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  We also consent to the references to Hunton & Williams LLP under the caption “Federal Income Tax Consequences of Our Status as a REIT” and “Legal Matters” in the Prospectus.  In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,

/s/ Hunton & Williams LLP